EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, par value $0.01 per share, of Vanguard Health Systems, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED: February 14, 2013

/s/ Charles N. Martin, Jr.
CHARLES N. MARTIN, JR.

CHARLES N. MARTIN, JR. 2011 IRREVOCABLE GRANTOR RETAINED
ANNUITY TRUST U/A/D MARCH 15, 2011

By:	/s/ Charles N. Martin, Jr.
Name:	Charles N. Martin, Jr.
Title:	Trustee

CHARLES N. MARTIN, JR. 2012 IRREVOCABLE GRANTOR RETAINED
ANNUITY TRUST U/A/D MAY 24, 2012

By:	/s/ Charles N. Martin, Jr.
Name:	Charles N. Martin, Jr.
Title:	Trustee

2012 MARTIN CHILDREN’S IRREVOCABLE TRUST U/A/D NOVEMBER 7, 2012

By:	/s/ Les Wilkinson
Name:	Les Wilkinson
Title:	Trustee

MARTIN CHILDREN’S IRREVOCABLE TRUST U/A/D FEBRUARY 21, 2007

By:	/s/ Les Wilkinson
Name:	Les Wilkinson
Title:	Trustee

/s/ Joseph D. Moore
JOSEPH D. MOORE

/s/ Phillip W. Roe
PHILLIP W. ROE

/s/ Keith B. Pitts
KEITH B. PITTS

/s/ Alan G. Thomas
ALAN G. THOMAS

/s/ James H. Spalding
JAMES H. SPALDING

2008 KENT H. WALLACE TRUST, U/A/D OCTOBER 10, 2008

By:	/s/ Kent H. Wallace
Name:	Kent H. Wallace
Title:	Co-Trustee

/s/ Reginald W. Ballantyne III
REGINALD W. BALLANTYNE III

/s/ Bruce F. Chafin
BRUCE F. CHAFIN

/s/ Thomas M. Ways
THOMAS M. WAYS